Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Multi-Color Corporation on Forms S-8 (File No. 333-183181, File No. 333-145667, File No. 333-137184, File No. 333-129151, File No. 333-113960, and File No. 333-81260) and Form S-3 (File No. 333-202770).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

June 12, 2015